AMENDMENT
                                       TO
                        ADMINISTRATIVE SERVICES AGREEMENT

     WHEREAS, AETNA GET FUND, a Massachusetts business trust (the "Fund"), on behalf of its Series B and Series C (the "Series"), has entered into an Administrative Services Agreement (the "Agreement") with AELTUS INVESTMENT MANAGEMENT, INC., a Connecticut corporation ("Aeltus"), effective May 1, 1998; and

     WHEREAS, the Fund has established a new series, Series D; and

     WHEREAS, the Fund, on behalf of Series D, desires to appoint
Aeltus as the administrator of Series D;

     NOW THEREFORE, it is agreed as follows:

     1. The Fund, on behalf of Series D, hereby appoints Aeltus, and Aeltus hereby accepts appointment, as the administrator, in accordance with all the terms and conditions set forth in the Agreement.

     2. The Compensation provision for Series D will be as follows:

        VII.  COMPENSATION

              For the services to be rendered, the facilities furnished, and the expenses assumed by the Administrator under this Agreement, the Fund, on behalf of the Series, shall pay to the Administrator an annual fee, payable monthly (in arrears), based upon the following average daily net assets of the Series:

              Rate            Net Assets
              ----            ----------

              .075%           on the 1st $5 billion
              .05%            over $5 billion

        Except as hereinafter set forth, compensation under this Agreement shall be calculated and accrued daily at the rate of 1/365 of the annual administration fee applied to the daily net assets of the Series. If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, compensation for that part of the month this Agreement is in effect will be prorated in a manner consistent with the calculation of the fees as set forth above.
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        The Administrator will reimburse the Fund, on behalf of the Series, for out-of-pocket expenses not covered by this Agreement to ensure that such charges do not exceed .075% of the average daily net assets of the Series.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the 25th day of September, 1998.


                                          AELTUS INVESTMENT
                                          MANAGEMENT, INC.

Attest: /s/ Katherine Cheng               By:    /s/ John Y. Kim
        -----------------------                  -----------------------
Name:   Katherine Cheng                   Name:  John Y. Kim
        -----------------------                  -----------------------
Title:  Assistant Secretary               Title: President
        -----------------------                  -----------------------


                                          AETNA GET FUND,
                                          on behalf of its Series D


Attest: /s/ Daniel E. Burton              By:    /s/ J. Scott Fox
        -----------------------                  -----------------------
Name:   Daniel E. Burton                  Name:  J. Scott Fox
        -----------------------                  -----------------------
Title:  Assistant Secretary               Title: President
        -----------------------                   -----------------------